Exhibit 1
Sub-Item 77D



THE DREYFUS/LAUREL FUNDS TRUST
 DREYFUS PREMIER LIMITED TERM HIGH YIELD FUND


As of February 3, 2003, Dreyfus Premier
Limited Term High Income Fund changed its name to
Dreyfus Premier Limited Term High Yield Fund.

In addition, the Fund extended its maximum average effective maturity from 4 to 5.5 years and eliminated its requirement to maintain a maximum duration of 3.5 years.

The Fund's Prospectus and Statement of Additional
Information dated May 1, 2003 previously filed with the Securities and Exchange Commission reflects such changes.



Exhibit 2
Sub-Item 77D



THE DREYFUS/LAUREL FUNDS TRUST
-DREYFUS PREMIER MANAGED INCOME FUND



Effective May 1, 2003, the Fund is permitted to invest in the following additional types of securities:
- Fixed-income securities in emerging markets
Inflation-indexed securities (in addition to those issued by the U.S. Treasury ("TIPs")

The Fund was and continues to be permitted to invest up to 20% of its assets in foreign securities.
Any emerging market securities purchased by the Fund will be included in this limitation. The Fund was and continues to be able to invest in TIPs, but, effective May 1, 2003, the Fund may invest in other inflation-indexed securities.

In addition, effective May 1, 2003, the Fund is permitted to employ the following additional investment techniques:

- Futures and options
- Credit Derivatives
- Custodial Receipts
- Interest Rate Swaps

The Fund's Prospectus and Statement of Additional Information dated May 1, 2003 previously filed with the Securities and Exchange Commission reflects such changes in the Fund's permissible portfolio securities and investment techniques.